Exhibit 99.1

Rogers Corporation Reports 2008 First Quarter Results

ROGERS, Conn.--(BUSINESS WIRE)--Rogers Corporation (NYSE:ROG) announced today first quarter 2008 revenues of $102.3 million and net earnings of $0.48 per diluted share. These results exceed the Company’s February 20, 2008 guidance of $98-$100 million in sales and $0.40-$0.42 of earnings per diluted share. First quarter 2007 revenues were $115.1 million with net earnings from continuing operations of $0.55 per diluted share.

Printed Circuit Materials

Sales of Printed Circuit Materials for the quarter totaled $33.0 million, down 15.5% from the first quarter of 2007. Prior to the first quarter of 2008, the Company reported the results of its flexible circuit materials business in this reportable segment. However, due to the commoditization of many of the flexible circuit material related products, especially those going into the portable communication markets, the Company has restructured this business and has worked to outsource its manufacturing of products related to this market to its joint venture, Rogers Chang Chun Technology Co., Ltd. (RCCT) in Taiwan, for which it will act as a distributor. The Company has created a new operating segment to report these distribution activities, as well as certain residual manufacturing, which will be included in the Other Polymer Products reportable segment. High frequency circuit material sales into the high reliability systems market including radar and guidance systems increased by approximately 20% compared to the first quarter of 2007.

High Performance Foams

High Performance Foams achieved record first quarter sales of $29.3 million, approximately 12.7% higher than the first quarter of 2007. Polyurethane foam sales again saw strength through increased sales of “SoftSeal”, a new polyurethane foam product that provides low compression force resistance without taking a compression set, which is used in gasketing applications, especially in cell phones. Also during the quarter, this business had strong sales into the semiconductor market for its polyurethane foam materials used in the CMP (Chemical Mechanical Planarization) process. The addition of the polyurethane foam manufacturing line in Suzhou, China is doing well, and is now ramping up to include a second shift starting late next quarter. Also, High Performance Foams results were bolstered by strong sales of silicone foams in consumer electronics, IGBT’s (Insulated Gate Bipolar Transistors) for hybrid cars, and aircraft.

Custom Electrical Components

Custom Electrical Component sales for the first quarter were $28.0 million, compared to sales of $39.3 million reported in the first quarter of 2007. The expected declining demand and associated revenues for electroluminescent lamps (EL) for keypad backlighting in the portable communications market is the reason for the reduced sales in this segment. However, the Company achieved record first quarter sales of power distribution products, as demand in Asia in mass transit applications continues to grow and the Company experiences increased penetration of Japan based OEM’s.

Joint Ventures

Rogers’ 50% owned joint ventures had quarterly sales totaling $26.2 million, an increase of 18.6% compared to the $22.1 million sold in the first quarter of 2007. The Company’s polyurethane foam joint ventures with INOAC Corporation in China and Japan helped drive sales for the period. RCCT, the Company’s flexible circuit material joint venture in Taiwan, continues to decline as flexible circuit material products are being commoditized in the portable communications marketplace.

Other Information

Rogers’ gross margin for the first quarter of 2008 improved to 31.6% versus 30.5% in the first quarter of 2007, even though sales were lower. Inventories at the end of the first quarter totaled $48.0 million versus $71.5 million at the end of the first quarter 2007 and $51.2 million at the end of 2007.

Rogers’ balance sheet ended the first quarter with a cash and short-term investment balance of $22.0 million and the Company generated free cash flow of $14.1 million. Capital expenditures were approximately $3.0 million for the first quarter 2008 and are now expected to total approximately $30 million for the year. During the first quarter the Company purchased 906,834 shares of stock for approximately $30 million, completing the Rogers Board of Directors $30 million buy-back program approved on February 15, 2008.

As of March 30, 2008, Rogers held $54.4 million (par value) of investments in auction-rate securities, the vast majority of which are AAA/Aaa-rated and collateralized by student loans guaranteed 95 to 100 percent by the U.S. government. In the first quarter of 2008, market auctions, including substantially all of the Company's auction-rate securities portfolio, began to fail due to a disruption in the credit markets that has led to a lack of sufficient buyers. As a result of the persistent failed auctions, and the uncertainty of when these investments could be successfully liquidated at par, the Company recorded a temporary impairment on these securities of approximately $1.1 million, which is reflected as a reduction to equity on the balance sheet, and reclassified all of its investments in auction-rate securities to non-current assets in its unaudited condensed consolidated balance sheet as of March 30, 2008.

The Company’s first quarter effective tax rate was 29.2%. The Company believes its tax rate will continue to be in this range for the remainder of 2008.

Robert D. Wachob, Rogers’ President and CEO commented; “Durel and our flexible circuit material businesses declined as expected, while the rest of the Company grew as did our gross margins during the first quarter. Our significant exposure to international markets has proved beneficial, as our overall business performed well despite slowing demand in the U.S. Going forward, we plan to continue to tightly control our costs and manage our working capital to maximize cash generation in the current economic environment. Although we do not expect to be able to replace the $50-$60 million in lost Durel and flexible circuit material revenues this year, we anticipate that over the next several years our new product pipeline will yield significant additional revenues. The second quarter is seasonally our slowest period and we are currently forecasting net earnings per diluted share of $0.41-$0.45 and sales of $97-$100 million.”

Rogers Corporation (NYSE:ROG), headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut and Illinois), Europe (Ghent, Belgium) and Asia (Suzhou, China). In Asia, the Company maintains sales offices in Japan, China, Taiwan, Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation, in Taiwan with Chang Chun Plastics and in the U.S. with Mitsui Chemicals.

The world runs better with Rogers. ® www.rogerscorporation.com

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2007 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of April 30, 2008, and Rogers undertakes no duty to update this information unless required by law.

Additional Information and May 1, 2008 Conference Call

For more information, please contact the Company directly, visit Rogers’ website on the Internet, or send a message by email.

A conference call to discuss first quarter results will be held on Thursday, May 1, 2008 at 9:00AM (Eastern Time).

The Rogers participants in the conference call will be:

Robert D. Wachob, President and CEO

Dennis M. Loughran, Vice President, Finance and CFO

Debra J. Granger, Vice President, Corporate Compliance and Controls

Robert M. Soffer, Vice President and Secretary

Paul B. Middleton, Principal Accounting Officer and Treasurer

William J. Tryon, Manager of Investor and Public Relations

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929 Toll-free in the United States

1-706-634-1907 Internationally

There is no passcode for the live teleconference.

For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM (Eastern Time), Thursday, May 8, 2008. The passcode for the audio replay is 44827971.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorporation.com. Replay of the archived webcast will be available on the Rogers website beginning two hours following the webcast.

(Financial Statements Follow)

Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	March 30, 2008	April 1, 2007
Net sales	$102,333	$115,071
Cost of sales	69,940	79,994
Gross margin	32,393	35,077

Selling and administrative	18,385	19,291
Research and development	5,297	5,680
Operating income (a)	8,711	10,106

Equity income in unconsolidated joint ventures	1,093	1,268
Other income less other charges	386	587
Interest income, net	855	425
Income from continuing operations before income taxes	11,045	12,386
Income tax expense	3,225	2,945
Income from continuing operations	7,820	9,441
Income (loss) from discontinued operations	-	70
Net income	$7,820	$9,511

Basic net income per share:
Income from continuing operations	$0.48	$0.56
Income (loss) from discontinued operations	-	-
Net income	$0.48	$0.56

Diluted net income per share:
Income from continuing operations	$0.48	$0.55
Income (loss) from discontinued operations	-	-
Net income	$0.48	$0.55

Shares used in computing:
Basic	16,133,527	16,834,431
Diluted	16,151,785	17,160,159

(a) Includes depreciation and amortization from continuing operations for the first quarter in 2008 of $4.9 million and in 2007 of $5.2 million.

Condensed Consolidated Statements of Financial Position (Unaudited)
(IN THOUSANDS)	March 30, 2008	December 30, 2007
Assets
Current assets:
Cash and cash equivalents	$21,974	$36,328
Short–term investments	-	53,300
Accounts receivable, net	73,885	76,965
Accounts receivable from joint ventures	3,637	3,368
Accounts receivable, other	1,934	2,319
Inventories	47,954	51,243
Prepaid income taxes	3,847	5,160
Deferred income taxes	8,432	10,180
Asbestos-related insurance receivables	4,303	4,303
Other current assets	5,455	3,888
Total current assets	171,421	247,054

Property, plant and equipment, net	148,277	147,203
Investments in unconsolidated joint ventures	32,988	30,556
Deferred income taxes	13,670	9,984
Pension asset	2,173	2,173
Goodwill and other intangibles	10,131	10,131
Asbestos-related insurance receivables	19,149	19,149
Long-term marketable securities	53,261	-
Other assets	4,780	4,698
Total assets	$455,850	$470,948

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$18,945	$22,127
Accrued employee benefits and compensation	15,975	14,991
Accrued income taxes payable	9,494	6,326
Asbestos-related liabilities	4,303	4,303
Other current liabilities	16,498	20,539
Total current liabilities	65,215	68,286

Noncurrent pension liability	8,009	8,009
Noncurrent retiree health care and life insurance benefits	6,288	6,288
Asbestos-related liabilities	19,341	19,341
Other long-term liabilities	5,277	5,043
Shareholders’ equity	351,720	363,981
Total liabilities and shareholders’ equity	$455,850	$470,948

CONTACT:
Rogers Corporation
Financial News Contact:
Dennis M. Loughran, 860-779-5508
Vice President Finance and Chief Financial Officer
Fax: 860-779-4714
or
Investor Contact:
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
Fax: 860-779-5509
william.tryon@rogerscorporation.com
or
Website Address: http://www.rogerscorporation.com